Exhibit 99

RPC, Inc. Reports Third Quarter 2019 Financial Results

•	Reported net loss of $0.33 per share, including impairment and other charges of $71.7 million
•	Adjusted net loss of $0.08 per share[1]

ATLANTA, October 23, 2019 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2019. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2019, revenues were $293.2 million, a decrease of 33.4 percent, compared with $440.0 million in the third quarter of 2018. Revenues decreased due to lower activity levels and slightly lower pricing within most of RPC’s service lines. Operating loss for the third quarter of 2019 was $92.6 million compared to operating profit of $54.6 million in the same period of the prior year. Adjusted operating loss for the third quarter of 2019 was $21.0 million.2 Net loss for the third quarter of 2019 was $69.2 million, or $0.33 loss per share, compared to net income of $50.0 million, or $0.23 diluted earnings per share, in the third quarter of 2018. Adjusted net loss for the third quarter of 2019 was $18.0 million, or $0.08 adjusted loss per share.1 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter was negative $48.9 million, compared to EBITDA of $97.8 million in the same period of the prior year.3 Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for the third quarter was $22.8 million.3

For the nine months ended September 30, 2019, revenues decreased to $986.4 million compared to $1.34 billion in the same period last year. Net loss for the nine-month period was $63.7 million, or $0.30 loss per share, compared to net income of $162.0 million, or $0.75 diluted earnings per share in the same period last year. Adjusted net loss for the nine-month period was $12.5 million, or $0.06 adjusted loss per share.1

Cost of revenues during the third quarter of 2019 was $225.2 million, or 76.8 percent of revenues, compared to $300.9 million, or 68.4 percent of revenues, during the third quarter of 2018. Cost of revenues decreased, consistent with lower activity levels, due to lower materials and supplies expenses, employment costs, and other expenses that vary with activity levels. Cost of revenues as a percentage of revenues increased due to lower activity levels, increasingly competitive pricing for our services, and labor cost inefficiencies.

Selling, general and administrative expenses were $42.6 million in the third quarter of 2019 compared with $41.8 million in the third quarter of 2018. As a percentage of revenues, these expenses increased to 14.5 percent in the third quarter of 2019 compared with 9.5 percent in the third quarter of 2018. Depreciation and amortization increased to $44.7 million in the third quarter of 2019 compared with $43.0 million in the third quarter of the prior year.

1 Adjusted net loss, adjusted net income, adjusted loss per share, and adjusted earnings per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss, net income, net loss per share, and net income per share, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

2 Adjusted operating loss is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating loss and operating profit, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and net income, the nearest GAAP financial measures, are disclosed in Appendix C to this press release.

Page 2 Third Quarter 2019 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended September 30, 2019 decreased by $65.3 million, or 18.2 percent, compared with the second quarter of 2019 due primarily to lower activity levels in pressure pumping. Cost of revenues during the third quarter of 2019 decreased by $39.9 million, or 15.0 percent, due primarily to decreases in materials and supplies expenses and other expenses which vary with activity levels. As a percentage of revenues, cost of revenues increased from 73.9 percent in the second quarter of 2019 to 76.8 percent in the third quarter of 2019, due primarily to labor inefficiencies and increasingly competitive pricing for our services. RPC’s adjusted operating loss for the third quarter of 2019 was $21.0 million, compared with operating income of $8.4 million in the second quarter of 2019. Adjusted EBITDA for the third quarter of 2019 was $22.8 million compared to EBITDA of $51.2 million in the prior quarter.

Management Commentary

“The average U.S. domestic rig count during the third quarter of 2019 was 920, a 12.5 percent decrease compared to the same period in 2018, and a 7.0 percent decrease compared to the second quarter of 2019,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of oil during the third quarter was $56.39 per barrel, a 19.1 percent decrease compared to the same period in 2018 and a 5.8 percent decrease compared to the second quarter of 2019. The average price of natural gas during the third quarter was $2.38 per Mcf, an 18.8 percent decrease compared to the same period in 2018, and a 7.4 percent decrease compared to the second quarter of 2019. Our significant sequential revenue declines were driven by pronounced weakness in pressure pumping and coiled tubing. Although many service companies are idling fleets, the pressure pumping industry continues to be oversupplied.

“In our second quarter commentary, we stated there were indications customer activities would decline during the third quarter. Because these declines did occur and are expected to continue in the near term, we are adjusting our operating strategy to compete in this difficult market. During the third quarter we began closing several pressure pumping-related facilities, retiring older pressure pumping equipment, and reducing the number of staffed fleets and operational and administrative employee headcount. In connection with the preparation of our third quarter financial statements, we recorded impairment and other charges of $71.7 million of which $69.7 million was in our Technical Services segment and $2.0 million in Corporate expenses, of which $5.9 million will have a cash impact.

Page 3 Third Quarter 2019 Earnings Release

“The locations we are closing have inadequate utilization of equipment and crews. The older pressure pumping equipment is being retired because it no longer effectively meets the industry’s current market requirements, needs more maintenance, and is not expected to generate adequate returns in the future. As a result of these steps, RPC will be better positioned to compete in a difficult market environment.

“Capital expenditures during the third quarter of 2019 were $77.0 million. We finished the third quarter with $49.5 million in cash, a slight increase compared with the end of the second quarter and continue to remain debt free. In spite of a very challenging operating environment and our impairment charge, our balance sheet remains strong,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased by 34.8 percent for the quarter compared to the same period of the prior year due to lower pricing and activity levels within most of the service lines which comprise this segment. On a sequential basis, Technical Services revenues decreased by 18.8 percent during the third quarter of 2019 compared to the prior quarter due primarily to lower activity levels within pressure pumping. Support Services revenues were unchanged during the quarter compared to the same period of the prior year. On a sequential basis, Support Services revenues decreased by 8.4 percent during the third quarter of 2019 compared to the prior quarter. Technical Services incurred an operating loss during the third quarter of 2019 compared with an operating profit during the second quarter due primarily to lower customer activity within pressure pumping. Support Services’ operating profit declined $2.4 million in the third quarter of 2019 compared to the prior quarter due to lower revenues within rental tools, the largest service line in this segment.

Page 4 Third Quarter 2019 Earnings Release

(in thousands)	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2019	2019	2018	2019	2018

Revenues:
Technical Services	$274,483	$338,034	$421,270	$926,596	$1,290,185
Support Services	18,757	20,482	18,723	59,816	54,069
Total revenues	$293,240	$358,516	$439,993	$986,412	$1,344,254
Operating (loss) profit:
Technical Services	$(18,174)	$6,850	$56,209	$(15,782)	$196,838
Support Services	1,632	4,018	1,788	8,787	2,075
Corporate expenses	(2,720)	(3,614)	(3,730)	(10,678)	(11,992)
Impairment and other charges *	(71,650)	-	-	(71,650)	-
(Loss) gain on disposition of assets, net	(1,727)	1,133	286	2,910	3,459
Total operating (loss) profit	$(92,639)	$8,387	$54,553	$(86,413)	$190,380
Interest expense	(8)	(164)	(150)	(261)	(368)
Interest income	182	594	783	1,576	1,643
Other (expense) income, net	(937)	(53)	287	(545)	9,786

(Loss) Income before income taxes	$(93,402)	$8,764	$55,473	$(85,643)	$201,441

* Represents $69,640 related to Technical Services and $2,010 related to Corporate expenses.

RPC, Inc. will hold a conference call today, October 23, 2019 at 9:00 a.m. ET to discuss the results for the third quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (800) 353-6461 or (334) 323-0501 for international callers, and use conference ID number 9015162. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements that the decline in customer activities during the third quarter of 2019 are expected to continue; that our older pressure pumping equipment which is being retired will not generate adequate returns; and that RPC’s steps will better position RPC to compete. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018.

Page 5 Third Quarter 2019 Earnings Release

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Page 6 Third Quarter 2019 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
REVENUES	$293,240	$358,516	$439,994	$986,412	$1,344,254
COSTS AND EXPENSES:
Cost of revenues	225,230	265,088	300,947	742,713	908,631
Selling, general and administrative expenses	42,571	43,293	41,787	131,285	128,135
Impairment and other charges	71,650	-	-	71,650	-
Depreciation and amortization	44,701	42,881	42,993	130,087	120,567
Loss (gain) on disposition of assets, net	1,727	(1,133)	(286)	(2,910)	(3,459)
Operating (loss) profit	(92,639)	8,387	54,553	(86,413)	190,380
Interest expense	(8)	(164)	(150)	(261)	(368)
Interest income	182	594	783	1,576	1,643
Other (expense) income, net	(937)	(53)	287	(545)	9,786
(Loss) Income before income taxes	(93,402)	8,764	55,473	(85,643)	201,441
Income tax (benefit) provision	(24,221)	2,593	5,506	(21,894)	39,401
NET (LOSS) INCOME	$(69,181)	$6,171	$49,967	$(63,749)	$162,040

(LOSS) EARNINGS PER SHARE
Basic	$(0.33)	$0.03	$0.23	$(0.30)	$0.75
Diluted	$(0.33)	$0.03	$0.23	$(0.30)	$0.75

AVERAGE SHARES OUTSTANDING
Basic	212,025	214,908	214,807	212,285	215,362
Diluted	212,025	214,908	214,807	212,285	215,362

Page 7 Third Quarter 2019 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At September 30, (Unaudited)	(In thousands)
	2019	2018
ASSETS
Cash and cash equivalents	$49,523	$128,373
Accounts receivable, net	288,563	382,755
Inventories	107,028	128,957
Income taxes receivable	20,771	11,578
Prepaid expenses	6,531	6,344
Assets held for sale	5,385	-
Other current assets	3,310	5,583
Total current assets	481,111	663,590
Property, plant and equipment, net	528,925	515,805
Operating lease right-of-use assets	35,556	-
Goodwill	32,150	32,150
Other assets	32,121	34,117
Total assets	$1,109,863	$1,245,662

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$82,813	$127,161
Accrued payroll and related expenses	24,022	32,140
Accrued insurance expenses	6,489	5,903
Accrued state, local and other taxes	7,368	7,110
Income taxes payable	849	4,999
Current portion of operating lease liabilities	11,066	-
Other accrued expenses	3,613	272
Total current liabilities	136,220	177,585
Long-term accrued insurance expenses	13,543	11,435
Long-term pension liabilities	33,575	30,294
Long-term operating lease liabilities	30,165	-
Other long-term liabilities	2,505	3,834
Deferred income taxes	38,680	45,913
Total liabilities	254,688	269,061
Common stock	21,450	21,480
Capital in excess of par value	-	-
Retained earnings	854,170	971,382
Accumulated other comprehensive loss	(20,445)	(16,261)
Total stockholders' equity	855,175	976,601
Total liabilities and stockholders' equity	$1,109,863	$1,245,662

Page 8 Third Quarter 2019 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss, adjusted net income, adjusted loss per share, and adjusted earnings per share in today's earnings release, and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss, adjusted net income, adjusted loss per share, and adjusted earnings per share enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at www.rpc.net.

The Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income and the Reconciliation of Net (Loss) Income Per Share to Adjusted Net (Loss) Income Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Net (Loss) Income	$(69,181)	$6,171	$49,967	$(63,749)	$162,040
Add:
Discrete tax adjustment	(6,744)	-	-	(6,744)	-
Impairment and other charges, net of tax	57,947	-	-	57,947	-
Total Impact of Discrete tax adjustment
and Impairment and other charges	51,203	-	-	51,203	-
Adjusted Net (Loss) Income	$(17,978)	$6,171	$49,967	$(12,546)	$162,040

Reconciliation of Net (Loss) Income Per Share to Adjusted Net (Loss) Income Per Share

Net (Loss) Income Per Share	$(0.33)	$0.03	$0.23	$(0.30)	$0.75
Total Impact of Discrete tax adjustment
and Impairment and other charges	$0.24	$-	$-	$0.24	$-

Adjusted Net (Loss) Income Per Share (a)	$(0.08)	$0.03	$0.23	$(0.06)	$0.75

Average Shares Outstanding	212,025	214,908	214,807	212,285	215,362

(a) Net (Loss) Income per Share Excluding the Impact of Discrete tax adjustment and Impairment and other charges in the Three Months Ended September 30, 2019 does not sum because of rounding.

Page 9 Third Quarter 2019 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measure of adjusted operating loss and adjusted operating profit in today's earnings release, and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating loss and adjusted operating profit enables us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at www.rpc.net.

The Reconciliation of Operating (Loss) Profit to Adjusted Operating (Loss) Profit, the nearest performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018

Reconciliation of Operating (Loss) Profit to Adjusted Operating (Loss) Profit

Operating (loss) profit	$(92,639)	$8,387	$54,553	$(86,413)	$190,380
Add:
Impairment and other charges	71,650	-	-	71,650	-
Adjusted Operating (Loss) Profit	$(20,989)	$8,387	$54,553	$(14,763)	$190,380

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Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA and adjusted EBITDA with net loss and net income, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

The Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (Loss) Income	$(69,181)	$6,171	$49,967	$(63,749)	$162,040
Add:
Income tax (benefit) provision	(24,221)	2,593	5,506	(21,894)	39,401
Interest expense	8	164	150	261	368
Depreciation and amortization	44,701	42,881	42,993	130,087	120,567
Less:
Interest income	182	594	783	1,576	1,643
EBITDA	$(48,875)	51,215	97,833	43,129	320,733
Add:
Impairment and other charges	71,650	-	-	71,650	-
Adjusted EBITDA	$22,775	$51,215	$97,833	$114,779	$320,733